AT THE COMPANY	AT FINANCIAL RELATIONS BOARD

Rafael Arrillaga-Torréns, Jr.	Julie Tu - Investor Inquiries
Chairman, President and CEO	212/445-8456
Yadira R. Mercado	Marilynn Meek
Executive Vice-President, CFO	General Inquiries
787/751-7340	212/827-3773

EUROBANCSHARES, INC. REPORTS EARNINGS FOR THE
THIRD QUARTER ENDED SEPTEMBER 30, 2005

San Juan, Puerto Rico, October 25, 2005 - EuroBancshares, Inc. (Nasdaq: EUBK) (the “Company”) today reported its results for the third quarter ended September 30, 2005.

Rafael Arrillaga-Torréns, Chairman, President and Chief Executive Officer of the Company said, “We continue to be pleased with our performance, particularly in this difficult interest rate environment. Short term funding costs in Puerto Rico and the United States are moving up faster than floating rate assets. The atypical flat yield curve together with these fluctuations in interest rates and stiffer competition for local deposits resulted in margin compression for the periods reported. Nonetheless, we believe that we are well positioned for further growth.

The commercial loan portfolio, which is our main line of business, has grown 25.6% on an annualized basis during the nine months ended September 30, 2005 to $841.8 million, from $706.0 million as of December 31, 2004. We are very satisfied with this continued growth in the part of the loan portfolio we consider our niche.”

Explanatory Note as to Reclassification in the Consolidated Statements of Income

During our assessment of internal controls as required by the Sarbanes-Oxley Act of 2002, we found a classification error related to the application of Financial Accounting Standards No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases (“FAS 91”). FAS 91 requires that loan origination fees and related direct loan origination costs, mainly salaries and certain other incremental general and administrative expenses, be offset and the net amount deferred and recognized over the contractual life of the loan, as an adjustment of yield. Historically, we had been recording certain direct costs associated with loan and lease originations as a credit to interest income rather than as a credit to the appropriate expense line item. These costs have been appropriately amortized to interest income as cost over the life of the loan or its holding period, whichever is less. Although this inadvertent misclassification did not impact the net earnings or the earnings per share of the Company, it affected several line items of the consolidated statements of income as disclosed in the accompanying tables. Accordingly, we have made corresponding reclassifications to prior periods to conform with this quarter’s presentation.

Net Income

EuroBancshares’ net income before extraordinary gain for the third quarter of 2005 decreased 10.78% to $4.8 million, or $0.23 per diluted share compared to $5.4 million, or $0.28 per diluted share, for the same period in 2004, after giving effect to a two-for-one stock split effective July 15, 2004, the issuance of 3,450,000 shares on August 11, 2004 in the Company’s Initial Public Offering (IPO) and an additional 517,500 shares on September 15, 2004, pursuant to the exercise of the underwriters’ over-allotment option in connection with the IPO. Return on Average Assets (ROAA) for the third quarter of 2005 was 0.82%, compared to a ROAA of 1.10% for the same quarter in 2004. Return on Average Common Equity (ROAE) for the third quarter of 2005 was 12.12%, compared to 19.12% for the third quarter of 2004.

Net income before extraordinary gain for the nine month period ended September 30, 2005 was $14.9 million, or $0.70 per diluted share compared to $12.2 million, or $0.74 per diluted share, for the comparable period last year. ROAA for the nine months ended September 30, 2005 was 0.90%, compared to a ROAA of 0.96% for the same period last year. ROAE for the nine months ended September 30, 2005 was 12.89%, compared to 19.25% for the same period in 2004.

Net Interest Income

EuroBancshares reported total interest income of $34.7 million for the third quarter of 2005, compared to $26.4 million for the third quarter of 2004. Total interest income for the nine months ended September 30, 2005 was $96.4 million, compared to total interest income of $67.0 million for the same period last year. Increases were due to the combined result of increases in average interest-earning assets and increased yields resulting from higher interest rates during 2005. Average third quarter and nine month year-to-date interest-earning assets increased to $2.250 billion and $2.120 billion as of September 30, 2005, respectively, compared to $1.876 billion and $1.615 billion as of September 30, 2004, respectively.

Total interest expense was $17.6 million for the third quarter ended September 30, 2005, compared to $11.1 million for the same quarter in 2004. Total interest expense for the nine months ended September 30, 2005 was $45.8 million, compared to total interest expense of $29.3 million for the same period last year. Theses increases resulted also from the combination of higher interest-bearing liabilities and borrowings and increased costs of funds during 2005. Average third quarter and average year-to-date interest-bearing liabilities and borrowings increased to $2.014 billion and $1.889 billion as of September 30, 2005, respectively, as compared to $1.683 billion and $1.459 billion as of September 30, 2004, respectively.

Net interest margin and spread on a fully taxable equivalent basis decreased to 3.14% and 2.73% for the third quarter of 2005, respectively, as compared to 3.38% and 3.09%, respectively, for the same period in 2004. Net interest margin on a fully taxable equivalent basis increased to 3.30%, while net interest spread decreased to 2.91%, for the nine months period ended September 30, 2005 as compared to 3.22% and 2.95%, respectively, for the same period in 2004.

The declines in margin and spread are basically caused by the rising short-term interest rates and a flattening yield curve, which caused borrowing costs to increase at a faster rate than the yield on earning-assets, and to the fact that the increase in average deposits has been substantially in brokered deposits, a higher cost category.

Provision for Loan Losses

The provision for loan and lease losses for the quarter ended September 30, 2005 was $3.0 million, compared to $1.9 million for the same quarter in 2004, and $6.3 million and $5.9 million for the nine month periods ended September 30, 2005 and 2004, respectively. The increase in the provision resulted from our periodic evaluation of the allowance for possible loan and lease losses, considering net-charge offs, delinquencies and related loss experience. More details on net-charge offs, non-performing assets and delinquencies are discussed below.

Net Non-Interest Income

EuroBancshares’ net non-interest income in the third quarter of 2005 was $2.5 million, compared to $2.3 million for the same quarter last year. This increase is due to: (i) a $286,000 increase in service charges, mainly on deposits; (ii) an increase of $350,000 in net losses on sale of real estate owned and other repossessed assets; and (iii) a $190,000 increase in gain on sale of loans resulting mainly from a $348,000 gain on sale of $15.0 million of lease contracts in the third quarter of 2005.

Net non-interest income forthe nine month period ended September 30, 2005 was $5.9 million, as compared to $5.7 million for the same period in 2004. This increase results from the net effect of: (i) a $956,000 increase in service charges, our main component of non-interest income; (ii) a $944,000 increase in net losses on non-hedging derivatives, which reflects a $1.1 million charge to earnings in the first quarter of 2005 for net losses on non-hedging derivatives on which hedge accounting had been discontinued, and a $132,000 gain on such derivatives in the second quarter; (iii) a $230,000 loss on sale of securities resulting from the sale of $40.0 million in U.S. Treasury obligations available for sale in March 2005, which were sold in an effort to improve the yields of the available for sale securities portfolio; (iv) an increase of $180,000 in the net loss on sale of repossessed assets and on disposition of other assets; and (v) a $644,000 increase in gain on sale of loans, mainly resulting from a $365,000 gain on sale of $14.9 million of lease contracts in the first quarter of 2005 and a $348,000 gain on sale of $15.0 million of lease contracts in the third quarter of 2005.

Non-Interest Expense

Non-interest expense for the third quarter of 2005 increased to $9.3 million, compared to $7.7 million for the third quarter of 2004. Non-interest expense for the nine month period ended on September 30, 2005 increased to $27.5 million from $20.0 million for the same period in 2004. These increases were mainly concentrated in personnel, occupancy and professional expenses and continued to reflect the Company’s organic growth as well as the growth related to the acquisition of The Bank & Trust of Puerto Rico on May 3, 2004 and increased legal, audit, consulting and professional fees related to becoming a publicly-traded corporation. The efficiency ratio on a fully taxable equivalent basis, after giving effect to previously mentioned reclassification, was 46.33% for the quarter ended on September 30, 2005 as compared to 41.97% for the third quarter of 2004. The efficiency ratio on a fully taxable equivalent basis for the first nine months of 2005 and 2004 were 46.98% and 44.79%, respectively.

Income Tax Expense

The Company recorded income tax expense of $2.4 million during the third quarter of 2005, down from $2.8 million during the same period in 2004. The income tax expense increased to $7.9 million for the first nine months of 2005, compared to $5.3 million during the same period in 2004. This increase resulted from a $22.7 million pre-tax income and a 34.6% effective tax rate for the first nine months of 2005, compared to a $17.5 million pre-tax income and a 30.5% effective tax rate for the same period in 2004. The increase in the effective rate resulted mainly from the increase in taxable income as a percentage of total income during 2005, when compared to 2004.

On August 1, 2005, the governor of Puerto Rico approved a temporary increase of 2.5% on the taxable income, which will increase the statutory tax rate from 39% to 41.5% for the years 2005 and 2006. This change in rate resulted in a reduction in the quarter’s income tax expense of $137,000, comprised of an increase in current tax expense of $87,000 and a $224,000 estimated deferred tax benefit.

In addition, on August 3, 2005, the governor of Puerto Rico submitted to the Puerto Rico Legislature a proposal to impose an additional transitory tax of 4% on net interest income applicable to Puerto Rico financial institutions. If approved, this additional tax will be effective for the taxable years 2005 and 2006. The proposal excludes from the definition of net interest income, exempt net interest earned on obligations of the United States, of any state or territory of the United States or political subdivision, of the District of Columbia, and of the Commonwealth of Puerto Rico or any instrumentality or political subdivision. The final impact of this proposal will depend on the final bill, if approved, the actual distribution of taxable and exempt income, and the regulations, if any, issued thereafter.

Balance Sheet Summary and Asset Quality Data

EuroBancshares increased its total assets to $2.381 billion as of September 30, 2005 from $2.103 billion at December 31, 2004. With sales of finance leases totaling $29.9 million ($14.9 million during the first quarter of 2005 and $15.0 million in the third quarter of 2005) total loans still increased by $139.4 million, or 10.00%, to $1.526 billion as of September 30, 2005, from $1.388 billion as of December 31, 2004. Commercial loans, the Company’s main line of business, increased by $135.8 million, or 19.24%, to $841.8 million as of September 30, 2005, from $706.0 million as of December 31, 2004.

Non-performing loans to total loans decreased to 2.27% as of September 30, 2005 when compared to 2.92% as of December 31, 2004, although there was a slight increase when compared with 2.25% as of June 30, 2005. Non-performing assets to total assets decreased to 1.88% as of September 30, 2005 as compared to 1.93% as of June 30, 2005, and 2.23% as of December 31, 2004. Annualized net charge-offs as a percentage of average loans were 0.99% for the third quarter of 2005, from 1.09% for the quarter ended on June 30, 2005 and 0.69% for the year ended December 31, 2004.

The allowance for loan and lease losses decreased to $15.3 million as of September 30, 2005, from $19.0 million as of December 31, 2004. During the first nine months of 2005, the allowance for loan and lease losses was impacted by $2.5 million in net charge-offs on loans acquired from BankTrust, for which adequate reserves were previously established. In addition, loan portfolio growth during the year 2005 has been mostly concentrated in commercial loans secured by real estate, on which the loss risk is less than in the other loan categories. Management considers that the allowance for loan and lease losses, which is 1.0% of total loans and leases at September 30, 2005, is adequate to absorb probable losses in the portfolio.

During the third quarter of 2005, the investment portfolio increased by approximately $128.1 million to $741.8 million as of September 30, 2005 from $613.7 million as of December 31, 2004. The change from December 31, 2004 was primarily due to the net effect of: (i) a $40.0 million sale of US Treasury obligations which would have matured between August and September of 2005; (ii) a decrease of $3.0 million in FHLB investments due to monthly principal prepayments and maturity of FHLB obligations and the redemption of FHLB stocks and a decrease of $1.5 million in Puerto Rico Bonds due to maturity of the PR Public Finance Corp. Bonds; (iii) the monthly prepayments for approximately $99.3 million of mortgage backed securities; (iv) the purchase of $142.0 million in US government agencies obligations, $4.6 million in FHLB stocks and $134.6 million in mortgage backed securities; and (v) a net premium amortization of $4.0 million. During the past few years, we positioned our investment portfolio for an increase in interest rates by purchasing mostly investments with maturities or estimated maturities between 1½ to 4 years. During the first three quarters of 2005, we have seen higher interest in the short term of the curve and we have been able to reinvest at higher yields and for maturities or estimated maturities from 2 years to 5 years. As of September 30, 2005, after above-mentioned transactions, the estimated average maturity was approximately 3.81 years and the average yield was approximately 4.36% compared to an estimated average maturity of 2.64 years and to an estimated average yield of 4.15% for December 31, 2004.

Deposits grew by $172.8 million, from $1.409 billion as of December 31, 2004 to $1.582 billion as of September 30, 2005. This increase was concentrated in time deposits over $100,000 and brokered deposits. Other borrowings increased to $613.3 million as of September 30, 2005, compared to $520.2 million at December 31, 2004.

EuroBancshares, Inc. is a diversified financial holding company headquartered in San Juan, Puerto Rico, offering a broad array of financial services through its wholly owned banking subsidiary, Eurobank; EBS Overseas, an international banking entity, and its wholly owned insurance agency, EuroSeguros.

Statements concerning future performance, events, expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, loan volumes, the ability to expand net interest margin, loan portfolio performance, the ability to continue to attract low-cost deposits, success of expansion efforts, competition in the marketplace and general economic conditions. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes included in EuroBancshares’ most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission as they may be amended from time to time. Results of operations for the most recent quarter are not necessarily indicative of operating results for any future periods. Any projections in this release are based on limited information currently available to management, which is subject to change. Although any such projections and the factors influencing them will likely change, the bank will not necessarily update the information, since management will only provide guidance at certain points during the year. Such information speaks only as of the date of this release. Additional information on these and other factors that could affect our financial results are included in filings by EuroBancshares with the Securities and Exchange Commission.

EUROBANCSHARES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

September 30, 2005 and December 31, 2004

	September 30,	December 31,
Assets	2005	2004
Cash and due from banks	$22,636,573	$18,597,116
Interest-bearing deposits	2,969,432	3,271,377
Securities purchased under agreements to resell	44,101,680	42,810,479
Investment securities available-for-sale:
Pledged securities with creditors’ right to repledge	587,252,973	457,247,716
Other securities available-for-sale	98,631,050	98,234,027
Investment securities held-to-maturity:
Pledged securities with creditors’ right to repledge	39,046,951	34,390,675
Other securities held-to-maturity	5,234,223	15,113,768
Other investments	11,608,850	8,715,600
Loans held for sale	2,102,639	2,684,063
Loans, net of allowance for loan and lease losses of $15,265,617 in 2005
and $19,038,836 in 2004	1,509,043,770	1,365,890,375
Accrued interest receivable	14,401,957	11,167,973
Customers’ liability on acceptances	654,680	395,161
Premises and equipment, net	11,403,699	11,261,213
Other assets	31,500,688	33,009,509
Total assets	$2,380,589,165	$2,102,789,052
Liabilities and Stockholders’ Equity
Deposits:
Noninterest bearing	$136,022,230	$137,895,861
Interest bearing	1,445,803,158	1,271,140,575
Total deposits	1,581,825,388	1,409,036,436
Securities sold under agreements to repurchase	556,528,900	463,409,056
Acceptances outstanding	654,680	395,161
Advances from Federal Home Loan Bank	10,371,081	10,403,638
Notes payable to Statutory Trusts	46,393,000	46,393,000
Accrued interest payable	9,692,789	6,719,851
Accrued expenses and other liabilities	7,309,825	8,130,222
	2,212,775,663	1,944,487,364
Stockholders’ equity:
Preferred stock:
Preferred stock Series A, $0.01 par value. Authorized 20,000,000
shares; issued and outstanding 430,537 in 2005 and 2004	4,305	4,305
Capital paid in excess of par value	10,759,120	10,759,120
Common stock:
Common stock, $0.01 par value. Authorized 150,000,000
shares; issued and outstanding 19,564,086 shares in 2005 and 2004	195,641	195,641
Capital paid in excess of par value	105,508,402	105,408,402
Retained earnings:
Reserve fund	6,296,946	4,721,756
Undivided profits	53,094,683	40,369,955
Accumulated other comprehensive loss	(8,045,595)	(3,157,491)
Total stockholders’ equity	167,813,502	158,301,688
Total liabilities and stockholders’ equity	$2,380,589,165	$2,102,789,052

EUROBANCSHARES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)

For the three and nine-month periods ended September 30, 2005 and 2004

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Interest income:
Loans, including fees	$27,873,828	$23,076,247	$78,961,729	$58,684,603
Investment securities:
Available-for-sale	6,033,995	3,174,822	15,216,986	7,947,583
Held-to-maturity	461,395	—	1,404,723	—
Interest-bearing deposits, securities purchased
under agreements to resell, and other	344,567	179,034	816,639	390,793
Total interest income	34,713,785	26,430,103	96,400,077	67,022,979
Interest expense:
Deposits	11,595,153	8,930,471	31,605,610	24,242,171
Securities sold under agreements to repurchase,
notes payable, and other	6,027,523	2,134,429	14,187,024	5,067,819
Total interest expense	17,622,676	11,064,900	45,792,634	29,309,990
Net interest income	17,091,109	15,365,203	50,607,443	37,712,989
Provision for loan and lease losses	3,015,000	1,875,000	6,340,000	5,850,000
Net interest income after provision for loan
and lease losses	14,076,109	13,490,203	44,267,443	31,862,989
Noninterest income:
Service charges – fees and other	2,324,679	2,038,206	6,701,742	5,745,800
Net gain (loss) on non-hedging derivatives	—	—	(943,782)	—
Net loss on sale of securities	—	—	(230,017)	—
Net loss on sale of repossessed assets and on disposition
of other assets	(256,306)	93,572	(515,355)	(335,057)
Gain on sale of loans	399,598	209,716	922,330	278,235
Total noninterest income	2,467,971	2,341,494	5,934,918	5,688,978
Noninterest expense:
Salaries and employee benefits	3,459,495	3,079,387	10,792,665	8,042,028
Occupancy	2,055,623	1,820,596	6,103,477	5,014,245
Professional services	924,811	558,046	2,787,087	1,278,092
Insurance	256,330	120,984	807,943	451,941
Promotional	175,342	115,274	537,901	386,695
Other	2,458,366	1,956,294	6,439,479	4,858,033
Total noninterest expense	9,329,967	7,650,581	27,468,552	20,031,034
Income before income taxes and extraordinary item	7,214,113	8,181,116	22,733,809	17,520,933
Provision for income taxes	2,417,003	2,804,423	7,876,818	5,343,549
Income before extraordinary item	4,797,110	5,376,693	14,856,991	12,177,384
Extraordinary gain on acquisition of BankTrust	—	—	—	4,414,220
Net income	$4,797,110	$5,376,693	$14,856,991	$16,591,604
Earnings per share:
Basic:
Income before extraordinary item	$0.24	$0.30	$0.73	$0.77
Extraordinary item	—	—	—	0.28
Net income	$0.24	$0.30	$0.73	$1.05
Diluted:
Income before extraordinary item	$0.23	$0.28	$0.70	$0.74
Extraordinary item	—	—	—	0.27
Net income	$0.23	$0.28	$0.70	$1.01

Note: Reclassifications decreasing loan interest income with corresponding equal decreases in salaries and employee benefits have been made in the amount of $2.1 million for the quarter ended September 30, 2004 and $6.0 million for the nine month periods ended September 30, 2005 and 2004 to conform with this quarter’s presentation.

EUROBANCSHARES, INC. AND SUBSIDIARIES
OPERATING RATIOS AND OTHER SELECTED DATA
(Dollars in thousands, except share data)
Unaudited

	Quarter Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2005	2004	2005	2005	2004

Average shares outstanding - basic	19,564,086	17,533,828	19,564,086	19,564,086	15,525,383
Average shares outstanding - assuming dilution	20,303,481	18,232,905	20,290,441	20,320,620	16,076,862
Number of shares outstanding at end of period	19,564,086	19,498,534	19,564,086	19,564,086	19,498,534

Average Balances

Total assets	$2,330,063	$1,950,915	$2,161,351	$2,198,048	$1,685,364
Loans and leases, net of unearned	1,525,898	1,346,352	1,466,930	1,469,750	1,163,590
Interest-earning assets	2,249,979	1,875,626	2,082,570	2,120,250	1,614,819
Interest-bearing deposits	1,389,032	1,289,047	1,323,653	1,336,109	1,124,848
Interest-bearing liabilities	625,465	394,195	527,639	553,045	334,398
Preferred stock	10,763	10,763	10,763	10,763	5,980
Shareholders' equity	169,078	123,255	164,272	164,415	92,761

Loan Mix

Commercial & industrial secured by real estate	37.96%	30.52	36.98%	37.96%	30.52%
Other commercial & industrial	17.48	18.49	17.68	17.48	18.49
Construction secured by real estate	4.60	6.67	5.04	4.60	6.67
Other construction	0.06	0.12	0.06	0.06	0.12
Mortgage	3.06	3.89	3.18	3.06	3.89
Consumer secured by real estate	0.06	0.11	0.07	0.06	0.11
Other consumer	4.39	5.76	4.61	4.39	5.76
Lease financing contracts	31.93	34.01	31.88	31.93	34.01
Overdrafts	0.46	0.43	0.50	0.46	0.43
Total	100.00	100.00	100.00	100.00	100.00

Deposit Mix

Noninterest-bearing deposits	8.60%	9.82	10.21%	8.60%	9.82%
Now and money market	5.20	8.67	5.80	5.20	8.67
Savings	15.15	19.48	17.13	15.15	19.48
Broker deposits	49.73	32.40	44.01	49.73	32.40
Regular CD's & IRAS	8.16	14.34	9.56	8.16	14.34
Jumbo CD's	13.16	15.29	13.29	13.16	15.29
Total	100.00	100.00	100.00	100.00	100.00

Financial Data

Total assets	$2,380,589	$1,969,323	$2,275,586	$2,380,589	$1,969,323
Loans and leases, net of unearned	1,526,412	1,366,377	1,529,961	1,526,412	1,366,377
Allowance for loan and lease losses	15,266	20,186	16,043	15,266	20,186
Total deposits	1,581,825	1,381,144	1,501,038	1,581,825	1,381,144
Total borrowings	613,293	419,566	590,661	613,293	419,566
Preferred stock	10,763	10,763	10,763	10,763	10,763
Dividends on preferred stock	188	186	186	557	310
Shareholders' equity	167,814	152,890	168,524	167,814	152,890
Net income	4,797	5,377	5,295	14,857	16,592
Total interest income	34,714	26,430	31,889	96,400	67,023
Total interest expense	17,623	11,065	14,685	45,793	29,310
Provision for loan and lease losses	3,015	1,875	2,075	6,340	5,850
Non-interest income	2,325	2,038	2,403	6,702	5,746
Net gain (loss) on non-hedge derivatives	-	-	132	(944)	-
Net gain (loss) on sale of loans and other assets	143	303	31	177	(57)
Non-interest expense	9,330	7,651	9,274	27,469	20,031
Income taxes	2,417	2,804	3,127	7,877	5,343
Net income before extraordinary item	4,797	5,377	5,295	14,857	12,178
Extraordinary item	-	-	-	-	4,414
Nonperforming assets	44,828	49,933	43,925	44,828	49,933
Nonperforming loans	34,633	43,322	34,456	34,633	43,322
Net charge-offs	3,793	1,079	3,998	10,113	5,960

Performance Ratios

Return on average assets (1)	0.82%	1.10	0.98%	0.90%	0.96%
Return on average common equity (2)	12.12	19.12	13.80	12.89	19.25
Net interest spread (3)	2.73	3.09	3.02	2.91	2.95
Net interest margin (4)	3.14	3.38	3.42	3.30	3.22
Efficiency ratio (5)	46.33	41.97	45.52	46.98	44.79
Earnings per common share before extraordinary item - basic	$0.24	$0.30	$0.26	$0.73	$0.77
Earnings per common share before extraordinary item - diluted	0.23	0.28	0.25	0.70	0.74
Earnings per common share - basic	0.24	0.30	0.26	0.73	1.05
Earnings per common share - diluted	0.23	0.28	0.25	0.70	1.01

Asset Quality Ratios

Nonperforming assets to total assets	1.88%	2.54	1.93%	1.88%	2.54%
Nonperforming loans to total loans	2.27	3.17	2.25	2.27	3.17
Allowance for loan and lease losses to total loans	1.00	1.48	1.05	1.00	1.48
Net loan and lease charge-offs to average loans	0.99	0.32	1.09	0.92	0.68

(1)	Return on average assets (ROAA) is determined by dividing net income before extraordinary gain by average assets.
(2)	Return on average common equity (ROAE) is determined by dividing net income before extraordinary gain by average common equity.
(3)	Represents the average rate earned on interest-earning assets less the average rate paid on interest-bearing liabilities.
(4)	Represents net interest income on fully taxable equivalent basis as a percentage of average interest-earning assets.

(5)	The efficiency ratio is determined by dividing total noninterest expense by an amount equal to net interest income (fully taxable equivalent) plus noninterest income.

Note:
Reclassifications decreasing loan interest income with corresponding equal decreases in salaries and employee benefits have been made in the amount of $2.1 million and $2.0 million for the quarters ended September 30, 2004 and June 30, 2005, respectively, and $6.0 million for the nine month periods ended September 30, 2005 and 2004 to conform with this quarter’s presentation.

Note: Reclassifications decreasing loan interest income with corresponding equal decreases in salaries and employee benefits have been made in the amount of $2.1 million and $2.0 million for the quarters ended September 30, 2004 and June 30, 2005, respectively, and $6.0 million for the nine month periods ended September 30, 2005 and 2004 to conform with this quarter’s presentation.